                                                                     EXHIBIT 3.3

                           CARTER, LEDYARD & MILBURN
                                 2 WALL STREET
                            NEW YORK, NEW YORK 10005

November 5, 1997

The Chase Manhattan Bank,
as Trustee of
 Nuveen Unit Trust, Series 3

4 New York Plaza, 3rd Floor
New York, New York 10004

    Attention: Mr. Steven B. Wolinsky
           Senior Vice President

    Re: Nuveen Unit Trust, Series 3

Dear Sirs:

We are acting as counsel for The Chase Manhattan Bank ("Chase") in connection with the execution and delivery of a Standard Terms and Conditions of Trust for Nuveen Unit Trusts, Series 1 and subsequent dated May 29, 1997 and a related Trust Indenture and Agreement dated today's date (such Standard Terms and Conditions of Trust and related Trust Indenture and Agreement are collectively referred to as the "Indenture"), each between John Nuveen & Co. Incorporated, as Depositor (the "Depositor"), and Chase, as Trustee (the "Trustee"), establishing the Nuveen Unit Trust, Series 3, consisting of Nuveen U.S. Treasury Trust, Series 3 (Short-Term), Nuveen U.S. Treasury Trust, Series 4 (Intermediate), Nuveen Investment Grade Corporate Trust, Series 1 (Intermediate) and Nuveen Investment Grade Corporate Trust, Series 2 (Long-Term) (each a "Trust Fund"), and the confirmation by Chase, as Trustee under the Indenture, that it has caused to be credited to the Depositor's account at The Depository Trust Company a number of units constituting the entire interest in each Trust Fund (such aggregate units being herein called "Units") each of which represents an undivided interest in each Trust Fund, which consists of Treasury obligations or corporate debt obligations, respectively (including confirmations of contracts for the purchase of certain obligations not yet delivered and cash, cash equivalents or an irrevocable letter of credit in the amount required for such purchase upon the receipt of such obligations), such obligations being defined in the Indenture as Securities and referenced in the schedules to the Indenture.

We have examined the Indenture, the Closing Memorandum executed and delivered today by the Depositor and the Trustee (the "Closing Memorandum"), the form of certificate for the Units included in the Indenture and a specimen of the certificates to be issued thereunder (the "Certificates") and such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing, we are of the opinion that:

        1. Chase is a duly organized and existing corporation having the powers of a trust company under the laws of the State of New York.

        2. The Indenture has been duly executed and delivered by Chase and, assuming due execution and delivery by the Depositor, constitutes the valid and legally binding obligation of Chase.

        3. The Certificates are in proper form for execution and delivery by Chase, as Trustee.


        4. Chase, as Trustee, has registered on the registration books of each Trust Fund the ownership of the Units by The Depository Trust Company, where it has caused the Units to be credited to the account of the Depositor. Upon receipt of confirmation of the effectiveness of the registration statement for the sale of the Units filed with the Securities and Exchange Commission under the Securities Act of 1933, the Trustee may cause the Units to be transferred on the registration books of each Trust Fund to such other names, and in such denominations, as the Depositor may order, and may deliver Certificates evidencing such ownership, as provided in the Closing Memorandum.

        5. Chase, as Trustee, may lawfully advance to each Trust Fund amounts as may be necessary to provide periodic interest distributions of approximately equal amounts, and may be reimbursed, without interest, for any such advances from funds in the interest account, as provided in the Indenture.

    In rendering the foregoing opinion, we have not considered, among other things, whether the Securities have been duly authorized and delivered.

                                    Very truly yours,

                                    Carter, Ledyard & Milburn